EXHIBIT 99.1

NEWS RELEASE

Contact:    David Kimichik    Elise Chittick    Scott Eckstein
Chief Financial Officer    Investor Relations    Financial Relations Board
(972) 490-9600    (972) 778-9487    (212) 827-3766

ASHFORD HOSPITALITY TRUST COMPLETES $200 MILLION REFINANCING OF THE CAPITAL HILTON AND HILTON TORREY PINES
DALLAS, February 26, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has successfully refinanced its sole remaining 2013 debt maturity, which was set to mature in August. The prior $142 million loan has been refinanced with a new $200 million loan that matures in February of 2018. The new loan provides for a floating interest rate of LIBOR + 3.50%, with no LIBOR Floor.
The new loan continues to be secured by the Capital Hilton in Washington, DC and the Hilton La Jolla Torrey Pines in La Jolla, CA. Ashford has a 75% ownership interest in the properties, with Hilton holding the remaining 25%. Terms described in this press release refer to 100% of the loan indebtedness unless otherwise indicated. The excess loan proceeds above typical closing costs and reserves were distributed to the partners on a pro rata basis. Ashford’s share of the excess loan proceeds was approximately $40 million, which will be added to the company’s unrestricted cash balance. As a result, this refinancing was neutral to the company on a net debt basis.
“We are very pleased to announce this successful refinancing of our only remaining debt maturity in 2013, which is consistent with our practice of proactively managing our debt maturity schedule” said Monty J. Bennett, Chairman and Chief Executive Officer of Ashford Hospitality Trust. “Through this refinancing, we were able to take out significant cash proceeds, strengthen our liquidity position while continuing to further extend our debt maturities. We continue to actively seek opportunities to maximize shareholder value.”
Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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